[LOGO]                                             The Brink's Company
                                                   1801 Bayberry Court
                                                   P.O. Box 18100
PRESS RELEASE                                      Richmond, VA 23226-8100 USA
                                                   Tel. 804.289.9600
                                                   Fax 804.289.9758

Contact:                                           FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709




                               The Brink's Company
            Reports Strong Fourth Quarter and Full Year 2004 Results

         BAX Global Posts Solid Results as Growth in Volumes Continues;
                 Brink's, Incorporated Achieves Robust Margins;
          Brink's Home Security Maintains Strong Growth and Performance


     RICHMOND, Va., (February 8, 2005) - The Brink's Company (NYSE: BCO) today reported after-tax income from continuing operations for the fourth quarter of 2004 of $30.9 million or $0.55 per diluted share compared to $4.3 million or $0.08 per diluted share in the prior-year period. Fourth quarter 2003 results included a deferred tax valuation allowance of $22.0 million, partially offset by a $7.0 million after-tax gain on the sale of the Company's former investment in an Australian gold and nickel company.

     Revenue in the fourth quarter of 2004 was up 17% over last year's fourth quarter to $1.3 billion, reflecting substantial increases from each of the Company's business units. Revenues at Brink's, Incorporated and BAX Global also benefited from stronger European currencies relative to the U.S. dollar. The effects of the weaker U.S. dollar contributed about three percentage points of the increase in revenues.


                                    - more -                                  1

     The Company reported operating profit of $59.7 million for the quarter ended December 31, 2004, a decrease from $64.2 million in the year earlier period which benefited from a $10.4 million pre-tax gain on the sale of the equity interest in the Australian gold and nickel company. Results for 2004 included higher corporate expenses in comparison to a year ago largely due to continuing efforts related to Sarbanes-Oxley Section 404. Operating profit performance improved at both Brink's Home Security and BAX Global in the current quarter versus a year earlier. Operating profit for the recent quarter also benefited from a reduction in costs from former coal operations.

     Net income for the fourth quarter of 2004 was $32.1 million, or $0.57 per diluted share, as income from discontinued operations was $1.2 million, or $0.02 per diluted share; a one-time gain from a royalty payment more than offset higher costs from annual revisions to retained liabilities related to former coal operations. In the fourth quarter a year ago, the Company reported a net loss of $25.0 million, or $0.47 per diluted share, which included a $29.3 million, or $0.55 per diluted share, loss from discontinued operations primarily associated with annual revisions to estimated retained liabilities related to former coal operations.

     Updated information on the status of multi-employer pension plans related to former coal operations is not yet available. As a result, the Company has been unable to determine if an adjustment to its estimated withdrawal liability should be recorded within discontinued operations. Although the preparation of this information is not within the Company's control, management believes that the information will be released in time to be reflected in the financial statements in the Form 10-K filing for 2004. Any such adjustment could have a material impact on the financial information contained in this release. However, the Company believes it is unlikely that any such change will result in an increase to the Company's estimate of the obligation.

                             Full-Year 2004 Results

     For the year ended December 31, 2004, revenues increased 18% to $4.7 billion compared to the prior year, and operating profit for 2004 was $189.9 million, almost double the $99.8 million earned in 2003, reflecting substantial improvement in all three business units. Income from continuing operations improved to $98.4 million, or $1.78 per diluted share, for 2004 compared with $18.2 million, or $0.34 per share, a year ago. Net income for the full year of 2004 was $114.6 million, or $2.07 per diluted share, compared with $29.4 million, or $0.55 per diluted share, a year ago.


                    Fourth Quarter Business Unit Performance

Brink's, Incorporated ("Brink's")
---------------------------------
     Brink's revenue increased 12% to $515.9 million in the fourth quarter of 2004 from $459.7 million in the prior-year period. International revenue in the quarter increased 19% over the year-ago quarter due to stronger performance in certain European countries - most notably France and Greece - combined with the net benefit of currency translation. Revenues were also up in South America due largely to business growth. North American revenue increased 2% over the fourth quarter of 2003, mainly due to improved Canadian operations and the positive impact of foreign currency exchange rates on such operations.

     Brink's operating profit in the quarter ended December 31, 2004 of $41.9 million was below the strong $44.5 million recorded in the fourth quarter of 2003. Increased operating profit from International operations was more than offset by softer performance in North America. Operating profit in North America declined $2.6 million year-over-year due to higher costs in Brink's operations in the United States.

Brink's Home Security
---------------------
     Revenue at Brink's Home Security increased 11% to $90.1 million in the fourth quarter of 2004, as compared to the same period last year, due primarily to growth in the subscriber base. Operating profit in the fourth quarter was a record $21.4 million, 14% higher than in the prior year's fourth quarter. An increase in operating profit from recurring services resulted primarily from the growth of the subscriber base.

     The annualized disconnect rate for the fourth quarter of 2004 improved to 5.9%, from 6.4% in the year-ago quarter. The full-year disconnect rate also improved to 6.6% for 2004 from 6.9% in 2003. Brink's Home Security installed 38,200 new subscribers during the quarter, a 14% increase over the number of new subscribers added in the fourth quarter of 2003, and ended the year with approximately 921,000 subscribers generating monthly recurring revenue of $26.1 million (see Non-GAAP Reconciliations for a reconciliation of monthly recurring revenue to reported revenue).

BAX Global
----------

     Revenue at BAX Global increased 21% to $691.1 million in the fourth quarter of 2004 compared to the prior-year period. In the Americas region, revenue increased 20% in comparison to last year's fourth quarter due to a continued improvement in U.S. shipping volumes, including an increase in higher priced expedited freight as a result of better economic conditions, growth in BAX Global's freight forwarder service and higher export activity. International revenue increased 23% reflecting robust Asia-Pacific activity and the effects of the weaker U.S. dollar relative to European and some Asia-Pacific currencies.

     Operating profit at BAX Global improved to $26.1 million for the fourth quarter of 2004 compared to $16.3 million for the same period in 2003. The current quarter's performance reflects sound improvement in North American operations, continued solid results in Asia-Pacific from logistics and freight forwarding activities and improvement in operating profit in Europe. BAX Global's improved operating performance in its regions was offset slightly by higher corporate and other costs.

                            Other Costs and Expenses

     The Company's costs of former coal operations, which consist primarily of costs for Company-sponsored medical coverage for former miners and their dependents, declined to $12.4 million in the fourth quarter of 2004 from $17.8 million in the prior-year period. Lower expense for retiree medical plans is primarily due to the benefits of the Medicare legislation enacted late in 2003 and the recording of $2.3 million of expected earnings on assets held in the Company's Voluntary Employees' Beneficiary Association (VEBA) trust. In addition, the decrease in costs of former coal operations reflects lower idle and closed mine expense and lower Black Lung benefit costs.

     Corporate expenses increased in the quarter ended December 31, 2004, to $17.3 million from $7.9 million in the prior-year period, primarily due to an increase in costs associated with the initial year's documentation and testing of internal controls required by the Sarbanes-Oxley Act of 2002.

                                     Summary

     "Overall, we posted another good quarter as part of a year in which our businesses began to demonstrate what they are capable of achieving," said Michael T. Dan, Chairman, President and Chief Executive Officer of The Brink's Company. "BAX Global had its best quarter in several years, particularly in the Americas where we experienced further strengthening of shipping volumes related to the improving U.S. economy and a strong holiday and year-end shipping season. Brink's, Incorporated maintained favorable revenue growth in International operations, achieved solid operating profit driven by strong performance in several international subsidiaries, and finished the year with a margin of 7.5%. Brink's Home Security had another record-setting quarter," added Mr. Dan.

     "For 2005, we are focused on sustained growth through further market penetration, including expansion of our leading products, services and value-added solutions," he added. "BAX Global should see further improvement from better market conditions in the U.S. and Europe as well as from winning new logistics and heavy freight business. At Brink's, Incorporated, we expect to grow our traditional business lines, especially internationally, while expanding Cash Logistics and other value-added services around the world. However, Brink's exceptional growth in 2004 was assisted by both currency exchange rates and a vigorous international rebound. We expect increased competition and less of an effect from exchange rates to temper growth in 2005, but we are committed to maintaining solid margins. Brink's Home Security should continue to achieve strong growth in its industry-leading residential alarm business while building its capabilities and presence on the commercial side," said Mr. Dan. "We also expect Sarbanes-Oxley related expenses to be substantially lower," he added.

          Update on Brink's, Incorporated Unpaid Foreign Duties and VAT

     As previously announced, a non-U.S. unit of Brink's, Incorporated was determined to have not paid certain foreign duties and value-added taxes (VAT). During 2004, a $1.8 million expense was recorded for the unpaid duties and penalties for unpaid VAT. The Brink's unit involved in the situation has brought the issue to the attention of the appropriate governmental authorities. Discussions are being held in an attempt to resolve the matter, but no conclusion has been reached to date.

This release contains both historical and forward-looking information. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," "may," "should" and similar expressions may identify forward-looking information. Forward-looking information in this document includes, but is not limited to, statements regarding the receipt of financial information regarding the multi-employer plans and the impact of the information on the Company's financials, the investigation into the non-payment of customs duties and value-added tax by a non-U.S. subsidiary of Brink's, Incorporated, expected earnings on VEBA assets, improvement at BAX Global from U.S. and European market conditions and new logistics and heavy freight business, the expansion of Brink's, Incorporated's traditional business lines, especially internationally, and the worldwide expansion of its Cash Logistics and other value-added services, expectations regarding Brink's, Incorporated's growth in 2005 as compared to 2004, changes in foreign exchange rates, changes in costs relating to Section 404 of the Sarbanes-Oxley Act, and the growth of the residential and commercial businesses at Brink's Home Security. The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies that could cause actual results to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries, include, but are not limited to, performance of the investments made by the multi-employer plans, estimates made by the multi-employer plans, the number of participants in the multi-employer plans and the cost to administer the plans, comparisons of hours worked by covered coal employees over the last five years versus industry averages, the evaluation of remedial alternatives, guidance received from third parties, the input of governmental authorities, capital markets and fund manager performance and the costs of administering the VEBA, the willingness of other forwarders to move freight in the BAX Global system, the impact of operational improvements in the security operations and the timing of any such impact, the ability of the businesses to meet demand appropriately, the ability of Brink's Home Security to continue to maintain its subscriber growth and low disconnect rate, the return of customers to overnight shipping, the ability to identify and execute cost and operational improvements in the core businesses, IT costs and costs associated with ongoing contractual obligations, the results of the Company's and its independent auditor's evaluations pursuant to Section 404 of the Sarbanes-Oxley Act, pension plan and other employee obligations, labor relations, safety and security performance, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, interest rates, inflation, new government regulations and legislative initiatives (including local initiatives relating to police response to alarms), domestic and international demand for services of the subsidiaries of The Brink's Company, the financial stability of companies with payment obligations under the Health Benefit Act, pricing and other competitive factors, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer. The Company's results reported herein are subject to change pending the completion of the annual audit of the Company's financial statements. The information included in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.

About The Brink's Company
The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three businesses are Brink's, Incorporated, the world's premier provider of secure transportation and cash management services; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in freight transportation and global supply chain management solutions. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll free 877-275-7488.

Conference Call
The Company will host a conference call today, February 8, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing 800-392-9565 within North America or 706-634-5450 from outside North America, or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through February 25, 2005, by calling 800-642-1687 within North America or 706-645-9291 outside North America. The conference ID for the replay is 3686029. A webcast replay will also be available at www.brinkscompany.com.

                               THE BRINK'S COMPANY
                                and Subsidiaries

                 Condensed Consolidated Statements of Operations
                     (In millions, except per share amounts)
                                   (Unaudited)




                                                                      Three Months Ended                    Years Ended
                                                                         December 31,                      December 31,
                                                                    2004             2003              2004            2003
-----------------------------------------------------------------------------------------------------------------------------
Revenues                                                      $  1,297.1           1,109.7          4,718.1          3,998.6

Expenses:
Operating expenses                                               1,080.4             916.7          3,964.2          3,404.2
Selling, general and administrative expenses                       159.7             139.9            573.1            520.6
-----------------------------------------------------------------------------------------------------------------------------
   Total expenses                                                1,240.1           1,056.6          4,537.3          3,924.8
Gain on sale of equity interest                                      -                10.4              -               10.4
Other operating income, net                                          2.7               0.7              9.1             15.6
-----------------------------------------------------------------------------------------------------------------------------
   Operating profit                                                 59.7              64.2            189.9             99.8

Interest expense                                                    (5.3)             (6.0)           (22.9)           (25.4)
Interest and other income, net                                       0.7               1.9              7.4              8.5
Minority interest                                                   (4.8)             (3.6)           (12.9)            (9.0)
-----------------------------------------------------------------------------------------------------------------------------
   Income from continuing operations before income taxes            50.3              56.5            161.5             73.9
Provision for income taxes                                          19.4              52.2             63.1             55.7
-----------------------------------------------------------------------------------------------------------------------------

   Income from continuing operations                                30.9               4.3             98.4             18.2

Income (loss) from discontinued operations, net of tax (a)           1.2             (29.3)            16.2             11.2
-----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                             $     32.1             (25.0)           114.6             29.4
=============================================================================================================================


Basic net income (loss) per common share:
   Continuing operations                                      $     0.56              0.08             1.80             0.34
   Discontinued operations (a)                                      0.02             (0.55)            0.30             0.21
-----------------------------------------------------------------------------------------------------------------------------
                                                              $     0.58             (0.47)            2.10             0.55
=============================================================================================================================
Diluted net income (loss) per common share:
   Continuing operations                                      $     0.55              0.08             1.78             0.34
   Discontinued operations (a)                                      0.02             (0.55)            0.29             0.21
-----------------------------------------------------------------------------------------------------------------------------
                                                              $     0.57             (0.47)            2.07             0.55
=============================================================================================================================

(a) The Company expects to revise its December 31, 2004 income (loss) from discontinued operations prior to filing its Annual Report on Form 10-K as a result of additional information it expects to receive related to its coal-related multi-employer pension plan withdrawal obligation. Any such revision could have a material impact on the Company's financial statements. However, the Company believes it is unlikely that any such change will result in an increase to the Company's estimate of the obligation.

                               THE BRINK'S COMPANY
                                and Subsidiaries

                      Condensed Consolidated Balance Sheets
                                  (In millions)



                                                                          December 31,     December 31,
                                                                            2004              2003
-------------------------------------------------------------------------------------------------------
                                                                           (Unaudited)
                                            Assets
Cash                                                                  $       169.0             128.7
Other current assets                                                          926.1             731.8
Property and equipment, net                                                   914.0             873.2
Goodwill, net                                                                 259.6             244.1
Voluntary Employees' Beneficiary Association trust ("VEBA") (a)                 -               105.2
Other assets                                                                  408.7             465.6
-------------------------------------------------------------------------------------------------------
   Total assets                                                       $     2,677.4           2,548.6
=======================================================================================================

                               Liabilities and Shareholders' Equity
Current debt                                                          $        62.6              53.0
Other current liabilities (b)                                                 975.6             791.1
Long-term debt                                                                181.6             221.5
Accrued pension costs                                                         117.0              86.6
Other postretirement benefits (a)                                             331.2             504.2
Other liabilities                                                             342.3             396.6
-------------------------------------------------------------------------------------------------------
   Total liabilities                                                        2,010.3           2,053.0
Shareholders' equity (b)                                                      667.1             495.6
-------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                         $     2,677.4           2,548.6
=======================================================================================================

(a) The VEBA is accounted for as a plan asset of the Company's coal-related retiree medical benefit plan beginning in 2004.
(b) The Company expects to revise its December 31, 2004 current liabilities and shareholders' equity prior to filing its Annual Report on Form 10-K as a result of additional information it expects to receive related to its coal-related multi-employer pension plan withdrawal obligation. Any such revision could have a material impact on the Company's financial statements. However, the Company believes it is unlikely that any such change will result in an increase to the Company's estimate of the obligation.

                               THE BRINK'S COMPANY
                                and Subsidiaries

                               Segment Information
                                  (In millions)
                                   (Unaudited)



                                                    Three Months Ended                    Years Ended
                                                       December 31,                      December 31,
                                                  2004             2003              2004            2003
------------------------------------------------------------------------------------------------------------
   Revenues:
     Brink's                                $    515.9             459.7          1,931.9          1,689.0
     Brink's Home Security                        90.1              81.1            345.6            310.4
     BAX Global                                  691.1             568.9          2,440.6          1,999.2
------------------------------------------------------------------------------------------------------------
       Revenues                             $  1,297.1           1,109.7          4,718.1          3,998.6
============================================================================================================

   Operating profit:
     Brink's                                $     41.9              44.5            144.7            112.5
     Brink's Home Security                        21.4              18.7             80.8             71.2
     BAX Global                                   26.1              16.3             56.2              3.0
------------------------------------------------------------------------------------------------------------
       Business Segments                          89.4              79.5            281.7            186.7
     Former coal operations                      (12.4)            (17.8)           (45.9)           (69.5)
     Gain on sale of equity interest               -                10.4              -               10.4
     Corporate                                   (17.3)             (7.9)           (45.9)           (27.8)
------------------------------------------------------------------------------------------------------------
       Operating profit                     $     59.7              64.2            189.9             99.8
============================================================================================================

                               THE BRINK'S COMPANY
                                and Subsidiaries

                       Supplemental Financial Information
                                  (In millions)
                                   (Unaudited)



                                                              Three Months Ended                    Years Ended
                                                                 December 31,                      December 31,
                                                            2004              2003             2004            2003
---------------------------------------------------------------------------------------------------------------------
   Brink's:
     Revenues:
       North America                                  $    188.4             185.0            733.7            716.2
       International                                       327.5             274.7          1,198.2            972.8
---------------------------------------------------------------------------------------------------------------------
     Revenues                                         $    515.9             459.7          1,931.9          1,689.0
---------------------------------------------------------------------------------------------------------------------
     Operating profit:
       North America                                  $     15.2              17.8             55.2             53.4
       International                                        26.7              26.7             89.5             59.1
---------------------------------------------------------------------------------------------------------------------
     Operating profit                                 $     41.9              44.5            144.7            112.5
---------------------------------------------------------------------------------------------------------------------

   Brink's Home Security:
     Revenues                                         $     90.1              81.1            345.6            310.4
---------------------------------------------------------------------------------------------------------------------
     Operating profit:
       Recurring services                             $     39.8              32.5            147.8            125.9
       Investment in new subscribers                       (18.4)            (13.8)           (67.0)           (54.7)
---------------------------------------------------------------------------------------------------------------------
     Operating profit                                 $     21.4              18.7             80.8             71.2
---------------------------------------------------------------------------------------------------------------------

     Monthly recurring revenues (a)                                                        $   26.1             23.3
     Annualized disconnect rate                              5.9%              6.4%             6.6%             6.9%

     Number of subscribers (in thousands):
       Beginning of period                                 896.5             813.2            833.5            766.7
       Installations                                        38.2              33.6            146.0            121.9
       Disconnects                                         (13.3)            (13.3)           (58.1)           (55.1)
---------------------------------------------------------------------------------------------------------------------
       End of period                                       921.4             833.5            921.4            833.5
       Average number of subscribers                       908.7             823.5            875.5            797.5
---------------------------------------------------------------------------------------------------------------------
(a) See "Non-GAAP Reconciliations" below.

   BAX Global:
     Revenues:
       Americas                                       $    320.2             267.1          1,161.8            976.0
       International                                       397.1             322.4          1,366.6          1,098.3
       Eliminations                                        (26.2)            (20.6)           (87.8)           (75.1)
---------------------------------------------------------------------------------------------------------------------
     Revenues                                         $    691.1             568.9          2,440.6          1,999.2
---------------------------------------------------------------------------------------------------------------------
     Operating profit (loss):
       Americas                                       $     10.3               0.7             22.6            (30.9)
       International                                        18.9              16.9             49.5             41.2
       Corporate and other                                  (3.1)             (1.3)           (15.9)            (7.3)
---------------------------------------------------------------------------------------------------------------------
     Operating profit                                 $     26.1              16.3             56.2              3.0
---------------------------------------------------------------------------------------------------------------------

   Intra-America revenue                              $    149.9             128.5            554.5            464.6
   Worldwide expedited freight services:
     Revenues                                         $    527.3             423.0          1,847.4          1,501.0
     Weight in pounds                                      476.5             448.1          1,805.3          1,568.0
---------------------------------------------------------------------------------------------------------------------

                               THE BRINK'S COMPANY
                                and Subsidiaries

                 Supplemental Financial Information (continued)
                                  (In millions)
                                   (Unaudited)



        COSTS OF FORMER COAL OPERATIONS INCLUDED IN CONTINUING OPERATIONS



                                                                         Three Months Ended                   Years Ended
                                                                            December 31,                     December 31,
                                                                      2004                2003           2004            2003
-------------------------------------------------------------------------------------------------------------------------------
Company-sponsored postretirement benefits other
   than pensions                                                  $    9.2                12.6           37.1            49.8
Black lung                                                             1.1                 1.7            4.8             6.0
Pension                                                                0.4                (0.1)           1.8            (0.8)
Administrative, legal and other expenses, net                          2.2                 2.3            8.3             8.7
Idle and closed mine expense                                           0.2                 1.8            0.9             8.7
Gains on sale of property and equipment and other income              (0.7)               (0.5)          (7.0)           (2.9)
-------------------------------------------------------------------------------------------------------------------------------
                                                                 $    12.4                17.8           45.9            69.5
-==============================================================================================================================




                   INCOME (LOSS) FROM DISCONTINUED OPERATIONS



                                                                        Three Months Ended                   Years Ended
                                                                           December 31,                     December 31,
                                                                     2004                2003           2004            2003
------------------------------------------------------------------------------------------------------------------------------
Gain (loss) on sales of:
   Natural Gas                                                   $     -                  (1.1)           -              56.2
   Timber                                                              -                   4.8           20.7             4.8
   Gold                                                                -                   -             (0.9)            -
   Coal                                                                5.0                 -              5.0             -

Results from operations:
   Natural Gas                                                         -                   -              -              11.2
   Timber                                                              -                  (0.5)          (0.5)           (0.2)
   Gold                                                                -                  (1.6)          (1.2)           (4.1)

Adjustments to contingent liabilities of former operations:
   Health Benefit Act liabilities                                      3.2               (31.3)           3.2           (31.3)
   Withdrawal liabilities (a)                                          -                 (14.0)           8.1           (17.0)
   Reclamation liabilities                                            (0.1)               (3.2)          (0.1)           (3.2)
   Workers' compensation liabilities                                  (4.9)                0.2           (4.9)            0.2
   Recovery of environmental costs                                     -                   5.3            -               5.3
   Other                                                              (0.3)               (2.1)          (3.2)           (2.7)
------------------------------------------------------------------------------------------------------------------------------
Income (loss) from discontinued operations before income taxes         2.9               (43.5)          26.2            19.2
Income tax (expense) benefit                                          (1.7)               14.2          (10.0)           (8.0)
------------------------------------------------------------------------------------------------------------------------------
Income (loss) from discontinued operations                       $     1.2               (29.3)          16.2            11.2
==============================================================================================================================

(a) The Company expects to revise prior to filing its Annual Report on Form 10-K. Any such revision could be material to the Company's financial statements.

                               THE BRINK'S COMPANY
                                and Subsidiaries

                 Supplemental Financial Information (continued)
                                  (In millions)
                                   (Unaudited)



                         SELECTED CASH FLOW INFORMATION




                                                                   Three Months Ended                    Years Ended
                                                                      December 31,                      December 31,
                                                                 2004             2003              2004            2003
--------------------------------------------------------------------------------------------------------------------------
   Depreciation and amortization:
     Brink's                                               $     23.1              20.1             81.0            70.6
     Brink's Home Security                                       13.5              12.4             51.5            47.9
     BAX Global                                                  10.1              11.0             41.8            47.0
     Corporate                                                    0.2               0.5              0.7             2.5
--------------------------------------------------------------------------------------------------------------------------
       Depreciation and amortization                       $     46.9              44.0            175.0           168.0
==========================================================================================================================

   Capital expenditures:
     Brink's                                               $     26.4              26.7             76.2            80.9
     Brink's Home Security                                       30.8              26.1            117.6            98.0
     BAX Global                                                   8.9               5.0             25.4            23.6
     Corporate                                                    0.3               0.1              1.1             0.2
--------------------------------------------------------------------------------------------------------------------------
       Capital expenditures                                $     66.4              57.9            220.3           202.7
==========================================================================================================================

   Other Brink's Home Security cash flow information:
     Impairment charges from subscriber disconnects        $      9.0               8.3             38.4            34.3
     Amortization of deferred revenue                            (6.6)             (6.1)           (26.1)          (25.0)
     Deferral of subscriber acquisition costs
       (current year payments)                                   (5.1)             (4.7)           (19.5)          (18.4)
     Deferral of revenue from new subscribers
       (current year receipts)                                    8.7               7.5             34.6            28.2
==========================================================================================================================



                       WEIGHTED-AVERAGE SHARE INFORMATION




                                                                   Three Months Ended                    Years Ended
                                                                      December 31,                      December 31,
                                                                 2004             2003              2004            2003
--------------------------------------------------------------------------------------------------------------------------
Weighted-average common shares outstanding:
   Basic                                                         55.2              53.5             54.6            53.1
   Diluted                                                       56.0              53.8             55.3            53.2
--------------------------------------------------------------------------------------------------------------------------

                               THE BRINK'S COMPANY
                                and Subsidiaries

                 Supplemental Financial Information (continued)
                                  (In millions)
                                   (Unaudited)



                            NON-GAAP RECONCILIATIONS

Monthly Recurring Revenues

A reconciliation of monthly recurring revenues to reported Brink's Home Security revenues follows:

                                                           Years Ended
                                                          December 31,
                                                   2004                  2003
------------------------------------------------------------------------------
December:
   Monthly recurring revenues ("MRR") (a)    $     26.1                  23.3
   Amounts excluded from MRR:
     Amortization of deferred revenue               2.1                   2.0
     Other revenues (b)                             1.8                   2.4
------------------------------------------------------------------------------
   Revenues on a GAAP basis                        30.0                  27.7
==============================================================================

Revenues (GAAP basis):
   December                                        30.0                  27.7
   January - November                             315.6                 282.7
------------------------------------------------------------------------------
   January - December                        $    345.6                 310.4
==============================================================================
(a) MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of
     the   period  for   contracted   monitoring   and   maintenance   services.
(b)  Revenues that are not pursuant to monthly contractual billings.


The Company believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a monitored security service business produces.

Net Debt and Net Financings
                                                           December 31,
                                                   2004                  2003
-------------------------------------------------------------------------------
Short-term debt and current maturities
  of long-term debt                          $     62.6                  53.0
Long-term debt                                    181.6                 221.5
-------------------------------------------------------------------------------
     Debt                                         244.2                 274.5
Less cash and cash equivalents                   (169.0)               (128.7)
-------------------------------------------------------------------------------
     Net Debt                                      75.2                 145.8
Securitization facility                            25.0                  77.0
-------------------------------------------------------------------------------
     Net Financings                          $    100.2                 222.8
===============================================================================


The Company believes that Net Debt and Net Financings are useful measures of the Company's financial leverage.

                               THE BRINK'S COMPANY
                                and Subsidiaries


                                      OTHER


Value-added taxes and customs duties

One of the Company's non-U.S. Brink's, Incorporated business units has not paid foreign customs duties and value-added taxes with respect to the importation of certain goods and services. The Company has been advised that there may be civil and criminal penalties asserted for the non-payment of these custom duties and value-added taxes. The business unit has commenced discussions with the appropriate governmental authorities in the affected jurisdiction regarding this matter. To date no penalties have been asserted.

As a result of its investigation, the Company recorded charges in 2004 of $1.1 million to operating profit and $0.7 million to interest expense. A summary of the impact of this situation on earnings is provided below.



                                               Three Months Ended              Year Ended
(In millions)                                   December 31, 2004           December 31, 2004
----------------------------------------------------------------------------------------------
Penalties on unpaid value-added taxes         $        -                             0.4
Duties                                                 -                             0.7
----------------------------------------------------------------------------------------------
Amount charged to operating expenses                   -                             1.1
Interest expense on unpaid value-added taxes
     and customs duties                                -                             0.7
----------------------------------------------------------------------------------------------
                                              $        -                             1.8
==============================================================================================


The Company evaluates many factors to determine whether it should recognize or disclose a loss contingency, including the probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. The Company believes that the range of probable penalties related to unpaid value-added taxes is between $0.4 million and $3 million and that no amount within that range is a better estimate than any other amount within the range. Accordingly, the Company has accrued $0.4 million for these penalties.

The Company has concluded that a loss related to penalties on unpaid customs duties is not probable. The Company believes that the range of reasonably possible losses related to customs duties penalties is between $0 and approximately $35 million. The Company believes that the assertion of these penalties would be excessive and would vigorously defend against any such assertion.

The Company intends to diligently pursue the timely resolution of this matter and, accordingly, the Company's estimate of the potential losses could change materially in future periods. The assertion of potential penalties may be material to the Company's financial position and results of operations. These penalties could be asserted at any time. Although the Company has accrued $0.7 million of interest on the unpaid value-added taxes and customs duties, the Company does not expect to be assessed interest charges in connection with any penalties that may be asserted.

The Company has implemented measures designed to prevent similar situations in the future. The Company believes that the circumstances giving rise to this matter are isolated to this particular business unit.


                                      # # #